Filed pursuant to Rule 424(b)(5)

Registration No. 333-274563

Prospectus Supplement No. 1

(To Prospectus Dated September 25, 2023)

DIGITAL BRANDS GROUP, INC.

1,027,750 Shares of Common Stock issuable upon exercise of

Common Stock Warrants

This prospectus supplement (the “Supplement”) amends and supersedes certain information in our prospectus, dated September 25, 2023 (the “Prospectus”), which was filed pursuant to our registration statement on Form S-1 (File No. 333-274563) (the “Registration Statement”), relating to up to 1,027,750 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable upon exercise of the Existing Warrants (as defined herein). The “Existing Warrants” shall mean the Series A warrants to purchase 513,875 shares of Common Stock and Series B warrants to purchase 513,875 shares of Common Stock, which were issued to an institutional investor pursuant to a securities purchase agreement dated as of August 31, 2023. The Existing Warrants have an exercise price of $9.43 per share of Common Stock. The Existing Warrants have been amended as described below under “Amendments to Existing Warrants.”

This Supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This Supplement is not complete without, and may only be delivered or used in connection with, the Prospectus, including any amendments or supplements thereto. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Our common stock and Class A Warrants are listed on The Nasdaq Capital Market (“NasdaqCM”) under the symbol “DBGI” and “DBGIW”, respectively. On May 6, 2024, the last reported sale price of our common stock on the NasdaqCM was $2.71 per share.

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in the Prospectus as well as those described in our other reports and documents we filed with the Securities and Exchange Commission (the “SEC”) that we incorporate herein by reference, before making a decision to invest in our securities.

Neither the SEC, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

AMENDMENTS TO EXISTING WARRANTS

This Supplement is being filed to disclose the following:

On May 3, 2024, we entered into an inducement offer to exercise of the Existing Warrants (the “Inducement Agreement”) with the holder of the Existing Warrants, pursuant to which the Company has agreed to reduce the exercise price of such Existing Warrants to $3.13 per share of Common Stock.

The date of this prospectus supplement is May 7, 2024